Exhibit 99.8

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the registration statement on Form F-4 filed with the SEC by Bleichroeder Acquisition France Merger Sub 2, Bleichroeder Acquisition Corp. II, and Pasqal Holdings SAS (the “Co-Registrants”), as it may be amended or supplemented from time to time (the “Registration Statement”), to which this consent is an exhibit, as a person who is to become a director of each of the Co-Registrants upon consummation of the Business Combination (as such term is defined in the Registration Statement) involving the Co-Registrants and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Andrew Gundlach
Andrew Gundlach

Dated June 25, 2026